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                                                                   Exhibit 8(d)

                      FUND SHAREHOLDER SERVICES AGREEMENT

   This Agreement is entered into on May 1, 2012, between Minnesota Life Insurance Company ("Minnesota Life") and Securian Financial Services, Inc. ("Securian"), each of which is a subsidiary of Minnesota Mutual Companies, Inc. and a corporation domiciled in the State of Minnesota; and

   WHEREAS, Minnesota Life issues variable life insurance policies and variable annuity contracts (collectively the "Variable Contracts") through its variable separate accounts ("Separate Accounts") which, in turn, invest in designated shares (or in designated Classes thereof) issued by registered investment companies, including Securian Funds Trust (the "Trust"); and

   WHEREAS, the Trust has adopted a plan of distribution (the "Plan of Distribution") pursuant to Rule 12b-1 under the Investment Company Act of 1940, the terms of which provide for certain payments to Securian in exchange for both distribution and non-distribution related services to the Trust's Funds (and any class thereof) covered by the Plan of Distribution; and

   WHEREAS, Minnesota Life desires to provide to the Trust, on behalf of Securian, the services described in the Plan of Distribution, and Securian desires to have Minnesota Life provide such services in the manner described herein; and

   WHEREAS, Minnesota Statutes (S) 60D.20 requires that agreements between subsidiaries of Minnesota Mutual Companies, Inc. must be fair and reasonable; and

   WHEREAS, the parties believe that Securian's payment to Minnesota Life of the fees described herein is a fair and reasonable basis upon which to compensate Minnesota Life for the services provided under this Agreement.

   NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which is acknowledged, the parties hereto, intending to be legally bound, agree as follows:

    1. Services: Minnesota Life agrees to provide the following services to the Trust's Funds (and any Class thereof) covered by the Plan of Distribution on behalf of Securian:

       A. Distribution-Related Services. Distribution-related services provided pursuant to this Agreement shall include payment for, among other things, the printing of prospectuses and reports used for sales purposes, preparing and distributing sales literature and related expenses, advertisements, education of contract owners or dealers and their representatives, trail commissions, and other distribution-related expenses, including a prorated portion of the overhead expenses of the Distributor or the Insurance Companies which are attributable to the distribution of these Variable Contracts.

       B. Non-Distribution Related Services. Non-distribution services provided pursuant to this Agreement shall include payment for, among other things, responding to inquiries from owners of Variable Contracts regarding the Trust, printing and

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          mailing Trust prospectuses, including summary prospectuses where applicable, and other shareholder communications to existing Variable Contract owners, direct communications with Variable Contract owners regarding Trust operations and Fund composition and performance, furnishing personal services or such other enhanced services as the Trust or a Variable Contract may require, or maintaining customer accounts and records.

    2. Payments to Minnesota Life. For the services described herein, Securian agrees to pay Minnesota Life on a quarterly basis an amount that is equal, on an annual basis, to .25% of the average combined daily net assets of all the designated Funds (or designated Class thereof) of the Trust which are attributable to the Variable Contracts and part of the Plan of Distribution.

       The payments contemplated by this paragraph shall be calculated by Securian at the end of each quarter and will be paid to Minnesota Life within thirty (30) days thereafter. Payment will be accompanied by a statement showing the calculation of the quarterly amount payable and such other supporting data as may be reasonably requested by Minnesota Life.

    3. Nature of the Payments. The parties recognize and agree that Securian's payments to Minnesota Life hereunder relate solely to the services to the Trust described in this Agreement and performed by Minnesota Life on behalf of Securian.

    4. Term. This Agreement shall remain in full force and effect for any Fund (or designated Class thereof) of the Trust only so long as such Fund (or designated Class thereof) is subject to the provisions of the Plan of Distribution, unless terminated in accordance with paragraph 5.

    5. Termination. This Agreement may be terminated by either party upon sixty
       (60) days advance written notice or immediately upon termination of the Plan of Distribution.

    6. Representations by Minnesota Life. Minnesota Life represents and agrees that it will maintain and preserve all records as required by law to be maintained and preserved by it in connection with the services described herein and that it will otherwise comply with all laws, rules and regulations applicable to the performance of the services. Minnesota Life further represents and warrants that the receipt of fees hereunder will not constitute a "prohibited transaction" as such term is defined in Section 406 of the Employee Retirement Income Security Act, as amended, and Section 4975 of the Internal Revenue Code of 1986, as amended.

       Minnesota Life represents that it will indemnify and hold Securian, the Trust and the Trust's adviser and sub-advisers harmless from any and all direct or indirect liabilities or losses resulting from negligent actions or inactions, of or by it or its officers, employees or agents regarding its responsibilities under this Agreement. This indemnification shall survive the termination of this Agreement.

       Minnesota Life represents that neither it nor any of its officers, employees or agents are authorized to make any representation concerning Trust shares except those contained in the registration statement or prospectus, including summary prospectuses where applicable, for Trust shares, as such registration statement and prospectus,

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       including summary prospectuses, may be amended or supplemented from time to time, or in reports or proxy statements for the Trust, or in sales literature or other promotional materials approved by the Trust or its designee or by Securian, except with the permission of the Trust or Securian or the designee of either.

    7. Authority. This Agreement shall in no way limit the authority of the Trust, its adviser or Securian to take such action as any of those parties may deem appropriate or advisable in connection with all matters relating to operations of the Trust and/or the sale of its shares. Minnesota Life agrees and understands that the obligations of Securian under this Agreement are not binding upon the Trust.

    8. Miscellaneous. This Agreement may be amended only upon mutual agreement of the parties hereto in writing. This Agreement may not be assigned by a party, by operation of law or otherwise, without the prior written consent of the other party. This Agreement constitutes the entire agreement between the parties with respect to the matters described herein and supersedes any previous agreements and documents with respect to such matters. It may be executed in counterparts, each of which shall be deemed to be an original but all of which shall together constitute one and the same instrument. Minnesota Life agrees to notify Securian promptly if for any reason it is unable to perform fully and to promptly any of its obligations under this Agreement.

    9. Independent Contractor. For purposes of this Agreement, Minnesota Life is an independent contractor and its employees or its associates shall not be employees of Securian. Services performed by Minnesota Life on behalf of Securian shall be as its agent, and records maintained by Minnesota Life on behalf of Securian shall be considered to be those of Securian.

   IN WITNESS WHEREOF, Minnesota Life and Securian have caused this Agreement to be executed in duplicate by their executive officers. This Agreement shall be effective on May 1, 2012.

                                          MINNESOTA LIFE INSURANCE COMPANY

                                          By:     /s/ Bruce P. Shay
                                                  ------------------------------
                                          Name:   Bruce P. Shay
                                          Title:  Executive Vice President


                                          SECURIAN FINANCIAL SERVICES, INC.

                                          By:     /s/ George I. Connolly
                                                  ------------------------------
                                          Name:   George I. Connolly
                                          Title:  President & Chief Executive
                                                  Officer

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